Ex. 99.1

Crexendo, Inc. Receives Noncompliance Notice from NYSE MKT

PHOENIX, AZ--(Marketwire - November 26, 2014) - Crexendo, Inc. (NYSE MKT: EXE), a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs, reported that on November 21, 2014, Crexendo, Inc. (the “Company”) received a letter from the NYSE MKT LLC (“NYSE MKT” or the Exchange) stating that the Company is not in compliance with the continued listing standards as set forth in Section 1003(a) (ii) of the NYSE MKT Company Guide (the “Company Guide”).  The Company reported stockholders' equity of $3.8 million as of September 30, 2014 and net losses, in its four most recent fiscal years ended December 31, 2013.

In order to maintain its listing, the Company must submit a plan of compliance by December 23, 2014 advising of actions it has taken or will take to regain compliance with Section 1003(a) (ii) of the Company Guide by May 23, 2016. If NYSE MKT determines to accept the plan, the Company will be notified in writing and will be subject to periodic reviews including quarterly monitoring for compliance with the plan. If the Company does not submit a plan or if the plan is not accepted, delisting proceedings will commence. Furthermore, if the plan is accepted but the Company is not in compliance with the continued listing standards by May 23, 2016 or if the Company does not make progress consistent with the plan during the plan period; the Exchange may initiate delisting procedures as appropriate.

The NYSE MKT letter does not affect Crexendo's business operations or its Securities and Exchange Commission reporting requirements, and does not conflict with any of the Company’s agreements or other obligations.  The Company’s management is reviewing its options to address the deficiency and expects to submit a compliance plan on or before the deadline set by the Exchange.

About Crexendo

Crexendo is a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs. Our services are designed to make enterprise-class hosting services available to small, medium-sized and enterprise-sized businesses at affordable monthly rates.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo reviewing its options and its expectation to file a plan to regain compliance with NYSE standards.

For a more detailed discussion of risk factors that may affect Crexendo's operations and results, please refer to the Company's Form 10-K for the year ended December 31, 2013 and Form 10-Q for the period ended March 31, 2014, June 30, 2014 and September 30, 2014.  These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

Contact

Crexendo, Inc.
Steven G. Mihaylo
CEO
602-345-7777
Smihaylo@crexendo.com